AMENDMENT TO THE PLF

EXPENSE LIMITATION AGREEMENT III

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENTIII(the “Amendment”) effective as of September 30, 2013, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the Funds designated in Schedule A hereto, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement III dated December 19, 2011, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;

NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS, on behalf of the applicable Funds

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee

Name: Howard T. Hirakawa	Name: Laurene E. MacElwee

Title: Vice President	Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee

Name: Howard T. Hirakawa	Name: Laurene E. MacElwee

Title: VP, Fund Advisor Operations	Title: VP & Assistant Secretary

SCHEDULE A

to the PACIFIC LIFE FUNDS

EXPENSE LIMITATION AGREEMENT III

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund:	Contractual Rate	Effective Date	Termination Date
PL High Income Fund	0.20%	December 19, 2011	July 31, 2016
PL Short Duration Income Fund	0.20%	December 19, 2011	July 31, 2016
PL Strategic Income Fund	0.20%	December 19, 2011	July 31, 2016
PL Income Fund	0.20%	August 1, 2014	July 31, 2016
PL Floating Rate Income Fund	0.20%	January 1, 2015	July 31, 2016
PL Currency Strategies Fund	0.20%	December 7, 2012	July 31, 2014
PL Precious Metals Fund	0.20%	December 7, 2012	July 31, 2014
PL Global Absolute Return Fund	0.20%	December 7, 2012	July 31, 2014
PL Limited Duration High Income Fund	0.20%	August 1, 2013	July 31, 2016
PL Diversified Alternatives Fund	0.40%	December 31, 2013	December 31, 2016

Effective: September 30, 2013